GUARANTEE AGREEMENT

THIS GUARANTEE AGREEMENT (the “Guarantee”) is made and entered into on June 18, 2018, by and among _______________ (the “Lender”), Water Now, Inc., a Texas corporation (the “Borrower”), and David King (the “Guarantor”). Guarantor, Borrower and Lender are each a “Party” and collectively the “Parties”.

WITNESSETH:

WHEREAS, the Borrower has promised to pay the Lender sixty two thousand five hundred U.S. Dollars ($62,500.00) (the “Loan Amount”) pursuant to a Convertible Promissory Note between Lender and Borrower executed on June 18, 2018 (the “Promissory Note”); and

WHEREAS, the Guarantor wishes to guarantee and promise to pay the Loan Amount to Lender in the event the Borrower defaults under its obligations contained in the Promissory Note.

NOW THEREFORE, in consideration of the promises and the mutual covenants herein contained, the Parties agree as follows:

1.	Issuance of the Guarantee: Subject to the terms and conditions set forth herein and based upon those matters set out in the Promissory Note:

a.	Guarantor hereby guarantees payment of the Loan Amount and guarantee payment of the amount set forth in the Promissory Note according to the terms and conditions contained therein; and

b.	Subject to the terms and conditions contained in Section 2 herein, Guarantor hereby agrees and promises to pay Lender any portion of the Loan Amount owed by Borrower to Lender in the event Borrower is in Default under the terms of the Promissory Note.

2.	Coverage: In the event the Borrower is in Default on the Promissory Note in accordance with the terms and conditions contained therein, and such Default has not been cured within any applicable cure period, Lender, at its sole discretion, may notify Borrower and Guarantor of such condition of Default. Lender may, in its sole discretion, demand payment, from the Guarantor, of the outstanding Loan Amount or any portion thereof as determined in the sole discretion of the Lender (the “Guarantee Demand Amount”). The Guarantee Demand Amount shall be due and payable by the Guarantor immediately upon Lender’s claim under this Section 2.

3.	Waiver: Guarantor hereby waives any requirement that the Lender exhaust any right or takes any action against Borrower or any other party before making a claim hereunder, except (i) the demand required to be made under Section 2 herein and (ii) any liability imposed against Guarantor hereunder shall be offset by the value of the Collateral, as that term is defined in that certain Security Agreement entered into by and between the Lender and the Borrower on June 18, 2018.

4.	Continuing Obligation: This Guarantee is a complete and continuing obligation. The obligations, covenants, agreements, and duties of Guarantor under this Guarantee shall be irrevocable, absolute and unconditional, remain in full force and effect until payment in full of the Loan Amount, and in no way be affected or impaired by reason of the happening from time to time of any other event, including, without limitation, the following, whether or not any such event shall have occurred without notice to or the consent of any Guarantor:

(i)	the waiver, compromise, settlement, termination or other release of the performance or observance by Borrower for payment or performance of the Loan Amount;

(ii)	any failure, omission, or delay on the part of Lender to enforce, assert, or exercise any right, power, or remedy conferred on, under, or in the Promissory Note, or omission on the part of Lender or any of the holders from time to time thereunder;

(iii)	the disability, voluntary or involuntary liquidation, dissolution, sale of all or substantially all of the assets, marshalling of assets and liabilities, receivership, conservatorship, insolvency, bankruptcy, assignment for the benefit of lenders, reorganization, arrangement, composition or readjustment of, or other similar proceeding affecting Borrower or Guarantor or any of their respective assets or any allegation or contest of the validity of this Guarantee or Promissory Note;

(iv)	the release of Borrower or Guarantor (or any other person liable to perform or observe any agreements, covenants, duties, or obligations of any of them) from the performance or observance of any of the agreements, covenants, terms, or conditions contained in the Promissory Note or this Guarantee;

(v)	the surrender or impairment of any security for the performance or observance of any of the agreements, covenants, terms, and conditions contained in the Promissory Note or this Guarantee or the failure of Lender to perfect or continue any security interests securing any portion of the Loan Amount;

(vi)	any failure of Borrower or Guarantor to perform and observe any agreement or covenant, or to discharge any duty or obligation, arising out of or connected with the Promissory Note or this Guarantee or the occurrence, of any default or event of default, thereunder or any proceedings or actions as a result of, or attendant upon, such default;

(vii)	the taking or the omission of any of the actions referred to in the Promissory Note or of any actions under this Guarantee; or

(viii)	the failure to give notice to any Guarantor of the occurrence of a default under this Guarantee

5.	Rescission: In the event that, after payment in full of the Loan Amount, any payment or payments received thereon are voided or rescinded, whether as a preference in bankruptcy or otherwise, the amount of any such payment shall be deemed to be Loan Amount covered by this Guarantee and this Guarantee shall be immediately deemed revived as to such amounts and Guarantor shall remain liable for the payment of all such amounts, and shall indemnify Lender from such amounts, together with collection costs and other sums due pursuant to this Guarantee.

6.	Waiver by Guarantor: Guarantor waives acceptance of this Guarantee, notice of the Loan Amount, creation thereof, each Guarantor further waives notice of Lender's acceptance of and reliance on this Guarantee. Guarantor further waives any right it may have to (a) require Lender to proceed against Borrower or any other Guarantor, (b) require Lender to proceed against or exhaust any security granted by Borrower or Guarantor, or (c) require Lender to pursue any other remedy within its power and Guarantor agrees that all of its obligation under this Guarantee are independent of the obligations of Borrower under the Promissory Note and that a separate action may be brought against Guarantor whether or not an action is commenced against Borrower under the Promissory Note. Guarantor waives any defense arising by reason of any disability, lack of corporate authority or power, or other defense of Borrower of any portion of the Loan Amount, and shall remain liable hereon regardless of whether Borrower is found not liable thereon for any reason.

7.	Enforcement Provisions: Lender shall have the right, power, and authority to do all things, including instituting or appearing in any suit or proceeding, not inconsistent with the express provisions of this Guarantee, which it may deem necessary or advisable to enforce the provisions of this Guarantee. Each and every default in the payment of any portion of the Loan Amount by Borrower shall give rise to a separate cause of action hereunder, and separate suits may be brought hereunder as each cause of action arises.

8.	No Remedy Exclusive: No remedy conferred upon or reserved to Lender herein is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Guarantee or any instrument executed by Guarantor to secure this Guarantee or in connection herewith, or now or hereafter existing at law or in equity.

9.	Guarantor Liable for Costs of Enforcement: Guarantor agrees to pay all costs, expenses, and fees, including, without limitation, all attorneys' fees which may be incurred by Lender in enforcing or attempting to enforce this Guarantee or protecting the rights of Lender hereunder.

10.	No Waiver of Rights: No delay or omission to exercise any right or power accruing upon any default, omission or failure of performance hereunder shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.

11.	Notifications: Such notifications or demands as are required by this Guarantee Agreement shall be addressed to the Lender, the respective Guarantor or Borrower, as the case may be, to the address below:

a.	Lender: ______________________

______________________

_____, _____ __________

b.	Borrower /Guarantor (to the attention of both):

Water Now, Inc.

c/o David King

dking@waternowinc.com

12.	Collections. Should the Guarantee Demand Amount referenced by this Guarantee Agreement or any part thereof be collected at law or in equity, or in bankruptcy, receivership or any other court proceedings (whether at the trial or appellate level), or should any amount due under this Guarantee Agreement be placed in the hands of attorneys for collection upon default, Guarantor agrees to pay, in addition to the principal, premium and interest due and payable hereon, all costs of collection, including reasonable attorneys’ fees and expenses.

13.	Governing Law. This Guarantee Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any other choice or conflict of law provision that would cause the application of the laws of any other jurisdiction other than the State of Texas.

14.	Term / Survival. The terms of this Guarantee Agreement shall be effective as of the Effective Date, and continue until such time as the Loan Amount is paid in full to Lender.

15.	Successors and Assigns. The terms and conditions of this Guarantee Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties, except that neither Guarantor nor Borrower may assign or transfer any of its rights or obligations under this Guarantee Agreement. The Lender may not assign its interest in this Guarantee Agreement without the express written consent of both the Guarantor and the Borrower.

16.	Counterparts. This Guarantee Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. A telefaxed or PDF copy of this Guarantee Agreement shall be deemed an original.

17.	Headings. The headings used in this Guarantee Agreement are for convenience of reference only and shall not be deemed to limit, characterize or in any way affect the interpretation of any provision of this Guarantee Agreement.

18.	Costs, Expenses. Each Party hereto shall bear its own costs in connection with the preparation, execution and delivery of this Guarantee Agreement.

19.	Modifications and Waivers. No change, modification or waiver of any provision of this Guarantee Agreement shall be valid or binding unless it is in writing, dated subsequent to the Effective Date of this Guarantee Agreement, and signed by the Parties. No waiver of any breach, term, condition or remedy of this Guarantee Agreement by any Party shall constitute a subsequent waiver of the same or any other breach, term, condition or remedy. All remedies, either under this Guarantee Agreement, by law, or otherwise afforded the Lender shall be cumulative and not alternative.

20.	Severability. If one or more provisions of this Guarantee Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Guarantee Agreement and the balance of the Guarantee Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

21.	Termination. This Guarantee Agreement may not be terminated by the Guarantor or Borrower unless the Lender agrees in writing to terminate this Guarantee Agreement. This Guarantee Agreement shall terminate and Lender will mark this Guarantee as null and void upon Lender’s receipt of payment in full of the Loan Amount.

22.	Entire Agreement. This Guarantee Agreement constitutes the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings duties or obligations between the Parties with respect to the subject matter hereof.

23.	Further Assurances. From and after the date of this Agreement, upon the request of the Lender or Guarantor, Lender or Guarantor shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Guarantee Agreement.

24.	Notices. All notices or other communications required or permitted by this Guarantee Agreement shall be in writing and shall be deemed to have been duly received:

a.	if given by telecopier, when transmitted and the appropriate telephonic confirmation received if transmitted on a business day and during normal business hours of the recipient, and otherwise on the next business day following transmission,

b.	if given by certified or registered mail, return receipt requested, postage prepaid, upon receipt; and

c.	if given by courier or other means, when received or personally delivered, and, in any such case, addressed as indicated herein, or to such other addresses as may be specified by any such Person to the other Person pursuant to notice given by such Person in accordance with the provisions of this Section 17.

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In Witness Whereof, the Parties hereto have executed this Guarantee Agreement as of the date first written above.

LENDER:	BORROWER:

________________________________	Water Now, Inc.

By: __________________________	By: __________________________
______________, __________	David King, CEO

GUARANTOR:

DAVID KING

___________________________

David King, Individually